Exhibit 10.2

Forian Inc.
41University Drive
Suite 400
Newtown, PA 18940

February 10, 2023

Via Email

Daniel Barton
[*****]
[*****]

Re: Separation and Release Agreement

Dear Dan:

With our sincere thanks for your service to Forian Inc. (together with its subsidiary and affiliated companies, collectively the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of our mutual agreement regarding the separation of your employment as the Chief Executive Officer and President of the Company consistent with your rights and obligations as set forth in that certain Employment Agreement, dated as of October 16, 2019, by and between you and the Company (through its subsidiary, Medical Outcomes Research Analytics, LLC)(the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meanings given to such terms in that certain Employment Agreement.

1.          Separation Date. Your last day of employment with the Company will be February 10, 2023 (the “Separation Date”). After the Separation Date, you will no longer serve as an employee, officer or director of the Company nor will you have any authority to act on the Company’s behalf or otherwise bind the Company and you shall not give any third person the appearance that you have any such authority.

2.          Accrued Base Salary and Vacation Time. The Company will pay you your regular Base Salary through and including the Separation Date, which will be paid in accordance with the Company’s regular payroll practices, subject to standard payroll deductions and withholdings. As a result of the Company’s policy of unlimited vacation policy, no vacation time will be paid out in connection with the separation of your employment.

3.          Employee Benefits. The Company will provide you your regular employee benefits through the Separation Date, except that any medical, vision and dental coverage will continue through the last day of the month in which your Separation Date occurs. Thereafter, you will be eligible to continue your group health insurance benefits pursuant to COBRA, in accordance Section 4(c) below, applicable law and the terms of the plan. Additional information regarding COBRA and any other benefit continuation or conversion rights will be provided to you separately following the Separation Date.

4.          Existing Severance Benefits. If you sign, date, and return this Agreement to the Company prior to the Expiration Date (as defined below), and you do not revoke it, and you comply fully with your obligations hereunder, the Company shall provide you with the following severance benefits (the “Existing Severance Benefits”) in accordance with Section 4(b)(ii) of the Employment Agreement (and subject to Section 4(f) thereof):

(a)       Continuation of Base Salary. You shall receive the continuation of your Base Salary for a period of twelve (12) months following the Separation Date, payable in accordance with the Company’s regular payroll schedule, subject to applicable tax withholdings. The severance payments will start (the “Starting Date”) on the first payroll date following the Effective Date, with the first payment of severance to include amounts that would have been paid from the Separation Date to the Starting Date.

(b)        Annual Bonus. You shall receive your Annual Bonus for the fiscal year ended December 31, 2022 in the amount of $87,500, payable in accordance with the Company’s regular payroll schedule for annual bonus payments (no later than March 15, 2023), subject to applicable tax withholdings.

(c)       Continuation of Health Benefits. If you timely and properly elect to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which you or your eligible dependents would be entitled under COBRA following the Separation Date, you shall be entitled to continuation of group health plan benefits, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Separation Date until the earliest of (i) the expiration of the twelve (12) month period following the Separation Date; (ii) the expiration of your continuation coverage under COBRA; and (iii) the date on which you are eligible for comparable benefits as a result of new employment or self-employment.

5.          Additional Severance Benefit. If you sign, date, and return this Agreement to the Company prior to the Expiration Date (as defined below), and you do not revoke it, and you comply fully with your obligations hereunder, in addition to the Existing Severance Benefits, the Company shall provide you accelerated vesting, as of the Effective Date, of all unvested shares of restricted common stock of Forian Inc. awarded to you pursuant to that certain Equity Contribution Agreement, dated as of March 2, 2021 (with all vesting restrictions set forth on the signature page thereto terminating as of the Separation Date) (the “Additional Severance Benefit” and, together with the Existing Severance Benefits, the “Severance Benefits”), which acceleration will be subject to applicable tax withholdings.

6.          Expense Reimbursements. You hereby confirm that prior to the Separation Date you have submitted and been reimbursed for any business expenses you incurred through the Separation Date.

7.         No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation or benefits, including any base salary, wages, overtime, incentive compensation, commissions, bonuses, retention bonuses, equity, notice pay, severance, time off (paid or unpaid) or benefits after the Separation Date. In addition, you acknowledge that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave under the Family and Medical Leave Act, the Families First Coronavirus Response Act, or similar laws, and have been provided and/or have not been denied any reasonable accommodations under the Americans with Disabilities Act or similar laws.

8.           Release and Waiver; Acknowledgement.

(a)         Release and Waiver. You (for yourself and your dependents, heirs, executors, administrators, legal representatives, assigns and/or any others who have or may have a claim by or through you) hereby irrevocably release and discharge the Company and its current and former parent, subsidiary and affiliated companies, and their respective directors, officers, employees, shareholders, agents, advisors, attorneys and plan administrators (in both their official and personal capacities), and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all legally waivable suits, causes of action, claims, demands, charges, complaints, arbitrations, obligations and/or actions of any sort whatsoever, whether in law or equity, direct or indirect, which you ever had, now have, or hereinafter can or may have against the Released Parties, up to and including the Effective Date of this Agreement, including any and all claims relating to or in any way arising out of any aspect of your employment relationship and/or your separation from employment with the Company, including under the Employment Agreement.

This release specifically includes any and all claims for wrongful discharge, constructive discharge, breach of contract (whether express or implied), claims for compensation (including wages, overtime, salary, incentive compensation, commissions, bonuses, retention bonuses), equity, severance, notice pay, employee benefits, in each case except as provided herein, and any and all forms of employment discrimination in violation of any federal, state or local statute, ordinance, executive order, or common law doctrine (including claims for discrimination or harassment on the basis of race, color, religion, sex, national origin, age and/or mental or physical disability or any other protected characteristic, whether asserted under the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 2000e et seq., the Civil Rights Act of 1870, 42 U.S.C. section 1981, the Age Discrimination in Employment Act of 1967, 29 U.S.C. section 621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. section 621 et seq., the Rehabilitation Act of 1972, 29 U.S.C. section 701, et seq., the Equal Pay Act, 29 U.S.C. section 206(d) et seq., the Employee Retirement Income Security Act, 29 U.S.C. 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. section 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. section 2601 et seq., the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Workers’ Compensation Law retaliation provisions, and the Pennsylvania labor laws, all as amended, and/or under any other applicable federal, state or local antidiscrimination or antiharassment law), any and all suits in tort (including any claims for misrepresentation, defamation, wrongful termination, interference with contract or with prospective economic advantage, tortious infliction of emotional distress and/or negligence), any and all claims for retaliation, as well as any and all claims for additional compensation or damages of whatsoever kind arising in connection with your employment relationship and/or separation from employment with the Company.

This release includes your waiver of all forms of relief and benefits, no matter how denominated, including physical and mental injury, pain and suffering, reinstatement, back pay, front pay, interest, compensatory damages, and punitive damages. In addition, this release specifically includes all claims for costs and/or attorney’s fees, if any, incurred by you in connection with any aspect of your employment relationship and/or your separation from employment with the Company. In waiving and releasing any and all claims, whether or not now known to you, you understand that this means that if you later discover facts different from or in addition to those facts currently known by you, or believed by you to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and your later discovery of such facts, even if you would not have agreed to this Agreement if you had prior knowledge of such facts.

(b)         Claims Not Being Released. The only claims that are not being waived and released by you are claims you may have for (i) unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (ii) any benefit entitlements that are vested as of your Separation Date pursuant to the terms of a Company-sponsored benefit plan; (iii) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (iv) claims under the Indemnification Agreement (as defined below) and (iv) any claims for breach of this Agreement by the Company.

(c)          Acknowledgement of Voluntariness and Time to Review. You acknowledge that: (i) you have read this Agreement and understand it; (ii) this Agreement has not been offered to you in connection with a claim of discrimination or harassment (sexual or otherwise) by you; (iii) you are signing this Agreement voluntarily in order to release any claims you may have against the Released Parties in exchange for the Severance Benefits, which payment is greater than what you would otherwise have received; (iv) you have been given at least twenty-one (21) days from your receipt of this Agreement (the “Expiration Date”) to consider whether to sign this Agreement, which you agree is a reasonable period of time; (v) you are advised to consult with an attorney of your choosing prior to signing this Agreement; (vi) you know that you can revoke this Agreement within seven (7) days after signing it (the “Revocation Period”) and that the Agreement does not become effective until the day following the expiration of Revocation Period (such date being the “Effective Date” of this Agreement); and (vii) you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement. To be effective, any revocation by you must be in writing and received by the Company prior to the expiration of the Revocation Period. Written notice of revocation should be sent via email to the attention of each of Rebecca Adams, VP of Human Resources, at [*****] and Edward Spaniel, Jr., EVP and General Counsel, at [*****].

9.           Reports to Government Entities. Nothing in this Agreement, including Sections 11 and 12 and the Release and Waiver set forth in Section 8, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release and Waiver resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.        No Prior Claims. You represent and agree that you have not filed any notices, reports, complaints, charges, applications, arbitrations, or lawsuits of any kind whatsoever against the Released Parties with any court or abitral forum with respect to any matter related to the Company or arising out of your employment with and/or termination from employment with the Company.

11.        Covenant Not to Sue. You covenant and agree that neither you, nor any of your dependents, heirs, executors, administrators, legal representatives, assigns and/or any others who have or may have a claim by or through you, will commence, prosecute or cause to be commenced or prosecuted against the Company or any other Released Party, any action, arbitration or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will you seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect your future right to appropriately (i) enforce the terms of this Agreement or (ii) challenge the validity of this Agreement under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act. In addition, nothing in this Agreement prevents or prohibits you from (i) filing a claim with a Regulator that is responsible for enforcing a law or (ii) cooperating, participating or assisting in any Regulator investigation or proceeding. If you breach your promise and file a lawsuit, arbitration or any other action or proceeding regarding claims that you have released, you agree to pay for all costs incurred by the Released Parties, including reasonable attorneys’ fees, in defending against such claims, to the fullest extent permitted by applicable law.

12.         Additional Covenants of Employee.

(a)        Existing Covenants. You acknowledge and agree that your covenants and related provisions contained in the Employment Agreement that expressly survive termination (including Sections 5, 6 and 7 thereof) are incorporated herein by this reference and shall continue to apply in accordance with their terms even though your employment is ending (the “Existing Covenants”). The Company’s willingness to enter into this Agreement is conditioned upon your continuing to honor the Existing Covenants in accordance with their terms.

(b)          Return of Company Property. You represent and agree that as of the Separation Date (i) you have returned (or will promptly return within ten (10) days of the Separation Date) to the Company all of its property, including all documents and equipment, including all records, manuals, guides, notebooks, files, correspondences, reports, memoranda, computer, printer, cellular telephone, computer discs, external hard drives or similar devices, software, usernames, passwords, keys, credit cards, reference materials, forms, reports, customer lists, price lists and documents of whatsoever kind, and all copies of any such documents (whether or not containing confidential information), and (ii) to the extent you have retained any company information or documents in electronic format (e.g., on your home computer(s), personal email account(s), external hard drive(s), mobile device(s), etc.), you have destroyed (or will promptly destroy within ten (10) days of the Separation Date) these materials, subject to any legal notification received previously to retain such materials.

(c)         Cooperation. You covenant and agree to cooperate with and make yourself readily available to the Company, as the Company may reasonably request, to assist the Company in any matter, including by providing information for compliance, litigation or other purposes, giving truthful testimony in any litigation or potential litigation which you may have knowledge, information or expertise, answering questions relating to the work you did for the Company, and signing routine documents for administrative purposes. You will be reimbursed for your reasonable expenses incurred in connection with such cooperation.

(d)        Nondisparagement.  You agree not to disparage, defame, or discredit the Company or its officers, directors, employees, agents, products or services or engage in any activity that would have the effect of disparaging, defaming or discrediting the Company or its officers, directors, employees, agents, products or services. This restriction applies to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic (including emails, blogs, internet and social media sites, chat or newsrooms, podcasts, webcasts, or any online forum). The Company agrees to instruct its executive officers and members of its Board of Directors not to disparage, defame or discredit you. Notwithstanding the foregoing, nothing herein prevents any person from responding accurately and fully to any question, inquiry or request for information from a Regulator or when required by legal process.

(e)          Exceptions. You and the Company agree that nothing in this Agreement, including this Section 12, prevents or prohibits you from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any Regulator; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you agree to give prompt written notice to the Company to the attention of the General Counsel so as to permit the Company to protect its interests in confidentiality to the fullest extent possible, unless such notice to the Company is prohibited by law.

(f)          Equitable Relief. You acknowledge that any breach of the covenants contained in this Section 12 may irreparably harm the Company, that the damages suffered as a result of such breach will be difficult to ascertain, and that the Company may not have an adequate remedy at law for such breach. Therefore, you agree and consent that in the event of a breach of this Section 12, the Company shall be entitled, without posting a bond, in addition to all other rights and remedies to which it may be entitled (including recovery of all payments made hereunder), to have a decree of specific performance or an injunction issued in a court of competent jurisdiction requiring any such violation to be cured and enjoining you from continuing the violation. The existence of any claim or cause of action that you may have against the Company shall not constitute a defense or bar the enforcement of this Section 12. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary to protect the legitimate business interests of the Company.

13.        No Admissions. You acknowledge and agree that this Agreement is not and shall not be construed to be an admission by the Company or any other Released Party of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company to you. Likewise, the Company acknowledges that this Agreement shall not be construed as an admission by you of any violation of any federal, state or local statute or regulation, or of any duty owed by you to the Company.

14.        Entire Agreement; No Modification; Assignment; Governing Law; Severability. Upon becoming effective, this Agreement shall set forth the entire agreement between the parties and supersede all prior proposals, agreements and representations related to the subject matter hereof and any and all prior arrangements or agreements between you and the Company, in each case, whether written or oral; provided, however, that (i) the Existing Covenants are incorporated herein and shall remain in full force and effect in accordance with their terms;  (ii) the WAIVER OF JURY TRIAL as set forth in Section 20 of the Employment Agreement shall be incorporated herein and apply to the terms of this Agreement, and (iii) the Indemnification Agreement between you and the Company, dated March 2, 2021 (the “Indemnification Agreement”), shall survive and remain in full force and effect consistent with its terms. Neither this Agreement nor any term hereof may be orally changed, waived, or terminated, except by a written agreement between the parties hereto. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the legal representatives, successors and assigns of the parties. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law; provided that if the Release and Waiver in Section 8 is declared invalid or unenforceable and cannot be modified to be enforceable, then the entire Agreement will be null and void, including the Company’s obligations to provide the Severance Benefits (or if already made, shall be repaid to the Company upon demand), although your employment will still end on the Separation Date. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation.” This Agreement may be executed in any number of counterparts, including by electronic signature, each of which, when executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

15.        Section 409A. It is intended that any amounts payable to you under this Agreement will either be exempt from Section 409A of the Internal Revenue Code (including Treasury regulations and other published guidance related thereto) (“Section 409A”) or will otherwise comply with Section 409A so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A. The provision of this Agreement will be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. The termination of your employment with the Company is intended to be a “separation from service” and an “involuntary termination” for purposes of Section 409A. If an amount is to be paid in installments, then each installment shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty and will have no liability to you or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section. Notwithstanding any provision to the contrary in this Agreement, if as of the Separation Date you are a “specified employee” within the meaning of Section 409A, any Severance Benefits payable to you under this Agreement during the first six months and one day following the Separation Date that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following the Separation Date to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an equal amount to the total amount to which you would otherwise have been entitled to during the period following the Separation Date if such deferral had not been required.

16.        Acknowledgements. You hereby certify that (i) you have read the terms of this Agreement; (ii) you have been informed by this document that you may discuss this Agreement with an attorney of you own choice, and the Company advises you to do so; (iii) you understand this Agreement’s terms and effects, and further that they are in addition to any agreement between you and the Company that includes obligations you have to the Company that expressly survive your separation of employment, such as the Existing Covenants; (iv) you have the intention of releasing all claims recited herein in exchange for the consideration described herein, which you acknowledge as adequate and satisfactory; (v) neither the Company nor any of its agents, representatives or attorneys have made any representations to you concerning the terms or effects of this Agreement other than those contained herein; and (vi) you have been given twenty-one (21) days to review this Agreement and seven (7) days after signing it to decide if you want to revoke it.

[Signatures on Following Page]

I hereby AFFIRM AND ACKNOWLEDGE that I have read the foregoing Separation and General Release Agreement, that I have had sufficient time and opportunity to review and discuss it with the attorney of my choice, that I have had any questions about the Agreement answered to my satisfaction, that I fully understand and appreciate the meaning of each of its terms, and that I am voluntarily signing the Agreement on the date indicated below, intending to be fully and legally bound by its terms.

ACKNOWLEDGED AND AGREED:

/s/ Daniel Barton		February 10, 2023
Daniel Barton		Date:

FORIAN INC.

By:	/s/ Max C. Wygod	February 10, 2023
	Max C. Wygod	Date:
Executive Chairman